Exhibit 10.1

TRANSITION AGREEMENT AND MUTUAL RELEASE

The parties to this Transition Agreement and Mutual Release (hereinafter, the “Release Agreement”) are MOBILE MINI, INC., a Delaware corporation, and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, “Employer”) and MARK E. FUNK (“Employee”). Employer and Employee are hereinafter individually referred to as a “Party” and collectively as the “Parties.”  This Release Agreement shall take effect on the Effective Date (as defined in Section 7 below).

RECITALS

1.Employer entered into an Employment Agreement with Employee on or about October 13, 2008, which has been amended from time to time, most recently on or about April 20, 2015 (hereinafter, as amended from time to time, the “Employment Agreement”).

2.Employee’s employment shall terminate prior to the date set forth in the Employment Agreement for its termination, and the Parties desire to provide for the orderly transition of Employee’s position and also release each other from any further obligation under the Employment Agreement, with the exception of the continuing obligations outlined herein.

CONSIDERATION AND AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.The Recitals set forth above are incorporated herein by this reference.

2.Transition Period and Termination of Employment.

(a)Employee’s separation from employment with Employer is effective on June 30, 2017 (the “Separation Date”).  During the period from the Effective Date through the Separation Date (the “Transition Period”), Employee shall (i) continue to devote his full-time and effort to the performance of his duties as Chief Financial Officer and Executive Vice President of the Company, including required business travel; and (ii) transition his responsibilities to such other person(s) that the Company designates. Effective as of the Separation Date, Employer and Employee hereby terminate the Employment Agreement and each Party hereby releases the other Party from any further obligation under the Employment Agreement, with the exception of the continuing obligations outlined herein.

(b)For the period following the Separation Date and ending on December 31, 2017, Employee agrees that, upon reasonable notice from the Company, he will make himself available by telephone to provide assistance with respect to the transition of his responsibilities and the transfer of knowledge generally regarding the Company’s operations. Employee may retain his cell phone following the Separation Date.

3.Cooperation.  Employee agrees that he will provide to Employer, upon reasonable notice from Employer, such information and assistance in the nature of testifying and the preparation therefore as may reasonably be requested by Employer in connection with any litigation, administrative or agency proceeding, or other legal proceeding in which it or any of its affiliates is or may become a party; provided, however, that Employer agrees to reimburse Employee for any reasonably, related expenses, including travel expenses approved by the parties, and shall pay Employee a daily per diem comparable to his base salary on the Separation Date (determined for this purpose on a per diem basis by dividing Employee’s base salary by 230).

4.Payments to Employee.  Subject to the terms of this Release Agreement, including Employee’s compliance with Section 2 above to Employer’s reasonable satisfaction, and provided that Employee does not revoke this Release Agreement, Employer shall treat Employee’s termination as a termination without Cause under the Employment Agreement and provide Employee with the following payments and benefits:

(a)Employer shall pay Employee an amount equal to $900,182 (the “Payment”).  The Payment will be paid as follows: (1) $100,000 will be paid on the first business day following the Effective Date, and (2) $800,182 plus any amount of accrued but unpaid salary and accrued unused vacation will be paid on the first regularly-scheduled payroll date following the eighth day after Employee executes and does not revoke the Second Release (attached as Exhibit A).

(b)The unvested equity-based awards held by Employee on the Separation Date will accelerate and vest on the eighth day after Employee executes and does not revoke the Second Release and all performance requirements thereof shall be considered met.

(e)Employee may elect to continue receiving group medical coverage under Employer’s group medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If Employee timely and properly elects COBRA continuation coverage, Employer will either pay directly or reimburse Employee for the COBRA premium payments for Employee and his eligible dependents for a period of up to twelve (12) months following the Separation Date (or until such earlier time as Employee ends his participation in such coverage).

(f)Employer will reimburse Employee up to $5,000 of travel expenses during the Transition Period.

5.General Release.

(a) Employee and heirs, executors, administrators, agents, beneficiaries, successors in interest and assignees hereby release, waive and forever discharge, Employer and any past, present, or future owners, shareholders, directors, officers employees, attorneys, agents, insurers, partners, predecessors and successors in interest, beneficiaries, executors, administrators, personal representatives, heirs, successors, affiliates and assigns of Employer and any other persons, firms, corporations, or entities with which Employer has been, is now, or may hereafter be affiliated (hereinafter the “Released Parties”), from any and all existing claims, demands, grievances, or lawsuits, whether known or unknown, that involve or arise from the employment relationship between Employee and Employer, or the termination of that relationship prior to the Effective Date of this Release Agreement.

Without limiting in any way the foregoing general release, this release specifically includes, but is not limited to, claims, demands, or lawsuits that arise under any of the following laws or regulations:  Title VII of the Civil Rights Act of 1964, as amended; Section 1981 of the Civil Rights Act of 1866; Equal Pay Act; the Age Discrimination in Employment Act of 1967, as amended; the Employee Retirement Income Security Act, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Sarbanes-Oxley Act; the False Claims Act; the Arizona Civil Rights Act, as amended; the Arizona Employment Protection Act, as amended; Arizona wage statutes; the Arizona Medical Marijuana Act; any other federal, state, or local constitution, statute, ordinance, or regulation; or any other theory of recovery including, but not limited, to claims for breach of contract, wrongful discharge, and any tort or other claim of personal injury. Employee’s release includes any and all existing claims that in any way involve or arise from the employment relationship between Employee and Employer that exist as of the Employee’s execution of this Release Agreement, even if the facts and/or legal theories supporting those claims are unknown to Employee at this time.

(b)Employee agrees that he will not bring a lawsuit against Employer and Released Parties asserting any of the claims released in this Release Agreement. Employee acknowledges and agrees that this Release Agreement may be pled as a complete bar to any action or suit before any court or adjudicative body with respect to any complaint or claim arising under any federal, state, local or other law relating to any possible claim that existed or may have existed as a result of Employee’s employment or termination with Employer.

Nothing in this Release Agreement is intended to limit or impair in any way Employee’s right to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any similar, federal, state or local agencies, or Employee’s right to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action. However, Employee waives any right to any personal recovery in any action or proceeding that may be commenced on Employee’s behalf in any way arising out of or relating to the matters released in this Release Agreement. This Release Agreement shall not preclude Employee from bringing a charge or suit to challenge the validity or enforceability of this Release Agreement under the Age Discrimination in employment Act (29 U.S.C. § 620, et seq.) as amended by the Older Workers Benefit Protection Act.

Employee affirmatively represents that he has disclosed to Employer any and all facts of which he is aware that relate to any purported wrongdoing related to or pertaining in any way to Employer and the Released Parties and that he is not aware of any facts or allegations that have not been disclosed to Employer.  Employee also affirmatively represents that he is not aware of any claims he is not releasing through this Release Agreement

(c)Employee further affirms that Employee has received all leave (paid or unpaid) compensation, wages, bonuses, commissions and benefits that are due to Employee by Employer under the Employment Agreement and that no other leave (paid or unpaid) compensation, wages bonuses, commissions and/or benefits are due to Employee under the Employment Agreement or in connection with Employee’s employment with Employer.

(d)The waivers and releases contained herein do not waive and release any rights Employee is precluded from waiving under any applicable law, rule or regulation.

(e)Employer hereby releases, waives and forever discharges, Employee and heirs, executors, administrators, agents, beneficiaries, successors in interest and assignees of and from, any and all claims growing out of, resulting from, or connected in any way to Employee’s employment with Employer and/or Employee’s separation from employment with the Employer.

(f)As a result of and in connection with the general statements of release of claims above, the Parties intend that each Party is releasing, waiving and discharging any and all claims and demands, known or unknown, and all manner of action and actions, causes of action, suits, administrative proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, torts, trespasses, damages, judgments, executions, warranties, claims and demands whatsoever, in law or in equity, which each Party ever had or now has or in the future may have against the other Party, by reason of any matter, cause or thing whatsoever arising at any time up to the date of the  Effective Date of  this Release Agreement.

6.Age Discrimination in Employment Act; Older Workers Benefit Protection Act of 1990. Employee acknowledges and agrees that, by entering into this Release Agreement, Employee is waiving any and all rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, arising on or before the Effective Date.  Employee further expressly agrees that:

(a)Employee is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA, but is not waiving rights or claims that may arise after the date Employee signs this Release Agreement;

(b)Employee has been given the opportunity and has in fact read this entire Release Agreement and has had all questions regarding its meaning answered to Employee’s satisfaction;

(c)Employee was advised and hereby is advised in writing to seek independent legal advice and/or counsel of Employee’s own choosing prior to the execution of this Release Agreement;

(d)Employee fully understands the contents of this Release Agreement and understands that it is a FULL WAIVER OF ALL CLAIMS against the Released Parties given in return for valuable consideration, which is in addition to anything of value to which Employee  is already entitled; and

(e)Employee enters into this Release Agreement knowingly and voluntarily in exchange for the promises referenced herein AND THAT NO OTHER REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE OR INFLUENCE EMPLOYEE’S EXECUTION OF THIS RELEASE AGREEMENT.

7.Periods for Considering and Revoking Agreement. Employee acknowledges that he has been given at least 21 days to consider this Release Agreement. Employee agrees that, if Employee signs this Release Agreement before the end of the above 21-day period, Employee’s signature is intended to waive Employee’s right to consider the Release Agreement for 21 days. If Employee fails to sign this Release Agreement within the 21-day review period described above, this Release Agreement is withdrawn. The parties agree that Employee may revoke this Release Agreement at any time within seven (7) days after signing the Release Agreement by written notice, delivered by certified mail, to the below address. The parties acknowledge and agree that this Release Agreement is not effective or enforceable until it is returned to Employer and the 7-day revocation period has expired (“Effective Date”). Notice of revocation must be delivered in writing to Employer no later than the seventh day of the revocation period to: Christopher Miner, Senior Vice President & General Counsel, 4646 E. Van Buren, Suite 400, Phoenix, Arizona, 85008.

8.Covenant Not to Compete.

(a)Employee agrees that for the twenty-four (24) month period subsequent to the Separation Date (the “Non-Compete Term”) Employee shall not:

(i)    Either directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, firm, partnership, corporation, business, group or other entity (each, a “Person”), engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder or other individual, corporate, or representative capacity, or render any services or provide any advice or substantial assistance to any business, person or entity, if such business, person or entity, directly or indirectly will in any way compete with the Company (a “Competing Business”). Without limiting the generality of the foregoing, for purposes of this Section 8, it is understood that Competing Businesses shall include any business that is in direct competition with the Company.  Employee also agrees that he shall not, individually or on behalf of or in conjunction with any other Person, make passive investments in any entity which operates a Competing Business.

(ii)    Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit any Person who is, or who is, at the time of termination of Employee’s employment, or has been within six (6) months prior to the time of termination of Employee’s employment, an employee of the Company or any of its subsidiaries for the purpose or with the intent of enticing such employee away from the employ of the Company or any of its subsidiaries.

(iii)    Either directly or indirectly, for himself or on behalf of or in conjunction with any other Person, solicit any Person who is, or who is, at the time of termination of Employee’s employment, or has been within six (6) months prior to the time of termination of Employee’s employment, a customer or supplier of the Company or any of its subsidiaries for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Company or (B) in any way interfering with the relationship between such Person and the Company.

(b)Specific Performance; Repayment of Certain Severance Amounts.  Employee acknowledges and agrees that the services rendered to Employer are of a unique, special and extraordinary character which would be difficult or impossible for Employer to replace or protect, and by reason thereof, Employee hereby agrees that in the event he violates any of the provisions of Section 8(a), Employer shall, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction or restraining order to be issued by any court of competent jurisdiction in any state enjoining and restraining the Executive from committing any violation of Section 8(a).

Employee acknowledges and agrees that, if (A) he breaches any of the terms of this Agreement, including Section 2 or (B) there is a material restatement of the Company’s fiscal 2016 financial statements or the Company’s financial statements for the first quarter or second quarter of fiscal 2017 as a result of, based upon, or in connection with Employee’s fraud or willful misconduct, he shall forfeit all rights to receive any amounts otherwise payable to him pursuant to Section 4 above and he shall immediately repay to the Company the entire gross amount that was previously paid to him under Section 4 (including any gains realized from the vesting of equity-based awards) and shall forever release and discharge Employer and its parents, subsidiaries, affiliates, successors, and assigns from the performance of any obligations arising from this Release Agreement, including those payment obligations outlined in Section 4, but shall not release Employee from performance of his obligations under this Release Agreement.

(c)The covenants in this Section 8 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and the Agreement shall thereby be reformed to reflect the same.

(d)All of the covenants in this Section 8 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by Employer of such covenants.  It is specifically agreed that the period during which the agreements and covenants of Employee made in this Section 8 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 6.

(e)Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Employee shall be prohibited from engaging in any competitive activity described in this Section 8, the period of time for which Employee shall be prohibited pursuant to this Section 8 shall be the maximum time permitted by law.

9.No Public Comments; Mutual Non-Disparagement. For the twenty-four (24) month period subsequent to Separation Date, (i) Employee agrees that he will not make any public media statements with respect to the Company without the prior approval of the Company, (ii) Employee agrees that he will not disparage or knowingly make false or defamatory statements regarding Employer or any of its current or former directors, officers, employees, shareholders, agents or attorneys orally or in writing and (ii) Employer will instruct its senior corporate executives having the position of Vice President or above not to disparage or knowingly make false or defamatory statements regarding Employee.  This Section 9 shall not apply to communications required by law, or that are otherwise privileged as a matter of law.  Employee’s non-disparagement obligations under this Section do not interfere with or restrict his ability to communicate with any federal, state, or local agency, including any with which a charge has been filed.

10.Ownership of Claims/Beneficiaries.  Employee represents and warrants that no other person or entity has any interest in the claims, obligations, or damages referred to in this Release Agreement and that he has the sole right and exclusive authority to execute this Release Agreement.

11.Standstill. Employee agrees that for a period of 24 months following the Separation Date, Employee shall not acquire debt or equity securities of the Company for his own beneficial ownership or as part of a “group” (as defined under the securities laws of the United States) representing more than (x) 1% of the Company’s outstanding common stock or (y) 5% of the Company’s outstanding debt securities. Additionally, Employee shall not seek or cooperate with those seeking a change of controls at the Company.

12.Unauthorized Disclosure.  Employee shall not make any Unauthorized Disclosure.  For purposes of this Release Agreement, “Unauthorized Disclosure” shall mean disclosure by Employee without the consent of the Board of Directors of the Employer to any person of any confidential information obtained by Employee while in the employ of Employer (including, but not limited to, any confidential information with respect to any of Employer’s customers or methods of distribution) the disclosure of which he knows or has reason to believe will be materially injurious to Employer; provided, however, that such term shall not include the disclosure by Employee, without consent, of any information known generally to the public or any information not otherwise considered confidential by a reasonable person engaged in the same business as that conducted by Employer.

13.Choice of Law and Venue.  The validity, construction, and interpretation of this Agreement and the rights and duties of the Parties hereto shall be subject to the laws of the State of Arizona without regard to any state conflict of law rules.  Both Employee and Employer agree to appear before and submit to the jurisdiction of the state and federal courts located nearest to Phoenix, Arizona with respect to any controversy, dispute or claim relating to this Release Agreement.

14.Medicare.  Employee affirms, covenants, and warrants he is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Release Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits.  In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply.  Employee affirms, covenants, and warrants he has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, the released parties under which the released parties could be liable for medical expenses incurred by the Employee before or after the execution of this Release Agreement. Furthermore, Employee is aware of no medical expenses which Medicare has paid and for which the released parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the released parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

15.Severability.  If any provision in this Release Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the Court shall enforce the remaining provisions to the extent permitted by law.

16.Entire Agreement and Continuing Obligations.  This Release Agreement constitutes the sole and entire agreement between the Parties regarding the subject matter addressed herein, and supersedes any and all understandings and agreements that may have been reached earlier on this subject matter, with the exception of the continuing obligations outlined in this Section.

Employee acknowledges the continuing obligations of the following paragraphs set forth in his Employment Agreement: Paragraph 9.  Indemnification.

Other than those obligations specifically outlined in this Section, there are no understandings, representations, or agreements other than those set forth in this Release Agreement.  No provision of this Release Agreement shall be amended, waived or modified except in writing, signed by the Parties.

17.Attorneys’ Fees and Costs.  In any proceeding or action to enforce this Release Agreement or to recover damages arising out of its breach, the prevailing Party shall be awarded its reasonable attorneys’ fees and costs.

18.Code Section 409A. The terms of this Release Agreement shall be construed and administered in a manner calculated to satisfy the short-term deferral exception under Treas. Reg. Section 1.409A-1(b)(4); the separation pay plan exception under Treas. Reg. Section 1.409A-1(b)(9)(iii); and/or the welfare benefit exception under Treas. Reg. 1.409A-1(b)(9)(v) to Internal Revenue Code Section 409A and the applicable regulations and guidance promulgated thereunder (“Section 409A”).  Any reference in this Release Agreement to a termination of employment (or similar term) means a “separation from service” as defined in Section 409A and the applicable guidance issued thereunder.  In the event the Release Agreement fails to satisfy an exception to Section 409A, it will be construed and administered in accordance therewith to the maximum extent permitted by law.  If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while Employee is a

“specified employee” (as defined by Section 409A)  with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of Employee’s estate following his death.  All rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits for purposes of applying Section 409A.  If any payment subject to Section 409A is contingent on the delivery of a release by Employee and could occur in either of two years, the payment will occur in the later year.  Nothing in this Release Agreement shall be construed as a guarantee of any particular tax treatment to Employee.  Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Release Agreement, and in no event shall Employer have any responsibility or liability if this Release Agreement does not meet any applicable requirements of Section 409A.

19.Counterparts.  This Release Agreement may be executed in separate counterparts and each such counterpart shall be deemed an original with the same effect as if all parties had signed the same document.  Photocopies, PDF and/or faxed copies of original signature pages shall have the same force and effect as original signature pages.

Acknowledged and agreed to by: MARK E. FUNK ___/s/ Mark E. Funk______________	DATE ___4/6/17______________

MOBILE MINI, INC. By: /s/ Christopher J. Miner____ Its: Sr. Vice President & General Counsel	DATE ___4/6/17_______________

Schedule A

Equity to Accelerate

Restricted Stock Awards

Grant Date	Quantity Eligible to Vest
02/18/14	1,505
01/22/15	3,460
01/20/16	11,375
02/01/17	8,642
Total	24,982

Stock Option Awards (1)

Grant Date	Option Price	Quantity Eligible to Vest
01/22/15	$42.78	10,198
01/20/16	$26.23	40,549
02/01/17	$32.55	33,791
	Total	84,538

Notes:

(1)	Stock options are exercisable for ninety (90) following the Separation Date. If not exercised, they will be cancelled without payment.